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                                                            EXHIBIT 10.15

                         Leggett & Platt, Incorporated
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                 Deferred Compensation Program (the "Program")
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1.   General.


     1.1 The purpose of the Program is to provide selected Participants the opportunity to defer into the future compensation to which the Participant is not yet entitled.

     1.2 The Program shall be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee may delegate its administrative authority, except as respects Section 16 Officers, to any Company officer or committee of Company employees.


2.   Definitions.


     2.1 "Cash Deferral" means the deferral of Compensation pursuant to the Program into an obligation of the Company to pay on a future date or dates the deferred Compensation plus interest or earnings thereon determined in the manner set out in the instrument evidencing the Company's obligation. The general terms and conditions applicable to Cash Deferrals are set out on Exhibit A.

     2.2 "Committee" means the Compensation Committee of the Board of Directors of the Company or, except as to Section 16 Officers, any persons to whom the administrative authority has been delegated.

     2.3  "Common Stock" means the Company's common stock, $.01 par value.

     2.4 "Company" means Leggett & Platt, Incorporated and all of its subsidiaries.

     2.5 "Compensation" means salary, incentive compensation plan bonuses, special bonuses, bonuses payable under the Company's Executive Stock Purchase Program, and all other forms of cash compensation which may become payable to a Participant except to the extent excluded by the Committee.


     2.6 "Deferred Compensation" means any Compensation which would have become payable to a Participant but for the Participant's election to defer such Compensation pursuant to the Program.

     2.7  "Lost Retirement Benefit Amount"--see Section 5.2.


     2.8 "Option" means an option to purchase shares of Common Stock issued pursuant to the Program. The general terms and conditions of the Options are set out on Exhibit B.


     2.9 "Participant" means (i) all Section 16 Officers and (ii) such other employees of the Company as shall be selected by the Committee.


     2.10 "Section 16 Officers" means all officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

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3.   Election to Defer.


     3.1 Each Participant shall be given the option to elect to defer all or a portion of the Participant's Compensation which will become payable to the Participant in the next calendar year. Compensation may be deferred into either a Cash Deferral or Option. The foregoing notwithstanding, Section 16 Officers may not elect to receive a Option except as provided in Section 6.

     3.2 Elections shall be made on forms approved by the Committee and the Company's Legal Department. The election must be made before the Participant is entitled to receive the Compensation deferred and in any event must be made on or before December 31 of the calendar year preceding the year in which the Deferred Compensation would have normally become payable. Elections may be modified or withdrawn until such time as an original election could no longer be made.

     3.3 If Compensation payable after giving effect to a deferral election will be insufficient to pay all required deductions and payments in connection with Company benefit plans and any required tax or other governmental withholdings, arrangements suitable to the Company for the collection of the deductions and payments mentioned above must be made at the time the relevant agreement evidencing the Cash Deferral or Option is entered into. Deferred Compensation shall not be paid and Options may not be exercised unless all required deductions and payments have been paid.

     3.4 Election forms distributed to Participants shall be accompanied by explanatory materials and other documentation which shall be determined by the Committee and the Legal Department to comply with all applicable disclosure requirements and otherwise explain the features of the Program.


4.   Implementation of Deferral.


     4.1 Upon receipt and acceptance of an election to defer Compensation the Company shall deliver to the Participant an agreement evidencing the Company's obligations as respects the Deferred Compensation.


     4.2 These agreements shall incorporate all of the terms and conditions of the Cash Deferral ( Exhibit A) or the Options (Exhibit B) and contain such additional terms and conditions determined by the Committee to be consistent with Exhibits A or B and necessary to implement the Participant's election.


5.  Company Benefit Plans.


     5.1 It is intended that the deferral of Compensation pursuant to the Program shall not affect other Company benefit plans or programs in which the Participant is participating or may be eligible to participate.


     5.2 The following shall apply as respects the types of benefits listed below.

            . Retirement Plan--The principal amount payable by the Company under a Cash Deferral agreement or the amount used to calculate the number of shares subject to Options shall be increased by the Lost Retirement Benefit Amount. The Lost Retirement Benefit Amount is (i) the present value, if any, by which the Participant's retirement benefit under the Company's Retirement Plan would be reduced as a result of the deferral of Compensation under the Program less (ii) the present value of Participant contributions not made to the Retirement Plan as a result of deferral of Compensation.

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               .  Executive Stock Purchase Program--The amount of payroll deductions for required payments of Participant under the Company's Executive Stock Purchase Program shall be calculated as if no deferral had occurred.

               . Discount Stock Plan--The Discount Stock Plan provides that the elected amount of contribution expressed as a percentage of compensation shall be calculated as if no deferral had occurred.

               . Life Insurance and Disability Benefits--To the extent the level of benefits is based upon a Participant's compensation, Deferred Compensation shall be included for purposes of determining benefits.

     5.3 Participant shall be required to continue to make contributions and payments as respects all Company benefit plans in which the Participant is participating, except the Retirement Plan, in the amounts required as if no deferral had occurred. To the extent there is not sufficient Compensation after deferral from which to withhold required contributions and payments the Participant must make arrangements suitable to the Company for payment of the required amounts. The use of Company common stock to satisfy such obligations shall be considered by the Committee and may be approved in appropriate circumstances. Shares used to satisfy these obligations shall be valued in the manner provided by the Committee.

6.   Special Provisions Applicable To Section 16 Officers.

     6.1 Only the Compensation Committee of the Company's Board of Directors or the Flexible Stock Plan Committee shall have the power to make determinations and interpretations as respects any Section 16 Officer.

     6.2 All election forms and agreements pertaining to Section 16 Officers shall be reviewed and approved by the Company's Legal Department.

     6.3 Limitations or restrictions on the time of election, purchase or sale of Company securities or other matters shall be added to all forms and agreements pertaining to Section 16 Officers as shall be necessary to reduce the risk of violation of Section 16 of the Securities Exchange Act of 1934.

7.  Miscellaneous.

     7.1 The Company shall not be responsible for the tax consequences of any election to defer Compensation. Participants shall consult with their own tax advisors and satisfy themselves as to the tax consequences of their own deferral election before making any elections under the program.

     7.2 If a Participant elects a Cash Deferral, then in any year following the election the Participant may request that the Committee grant an Option in lieu of the Cash Deferral including all accrued interest. In such case, the Committee may in its sole discretion, but shall in no way be obligated to, grant to the Participant an Option on such date and upon such modified terms and conditions as the Committee shall select.

     7.3 By written notice to the Company a Participant may discontinue the deferral of all amounts of Deferred Compensation (except incentive compensation plan bonuses) not vested as of the date of such notice. The deferral discontinuance shall be effective as soon as administratively practical after receipt of the notice. This Section 7.3 shall not be applicable to any Section 16 Officer holding an unvested Option.

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     7.4 Determinations by the Committee in connection with the interpretation or implementation of the Program shall be binding on all Participants subject to the claims procedure set out in Exhibit A.

     7.5 Neither the Program nor any elections pursuant to the Program, nor any agreements issued under the Program shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will employ or retain the Participant for any period of time, or at any particular rate of compensation.

     7.6 A Participant may file a form designating one or more beneficiaries who shall be entitled to the Deferred Compensation or to exercise an Option in the event of the Participant's death. A Participant may change or revoke a designation of a beneficiary at any time or from time to time without obtaining the consent of the beneficiary and the Company shall have no duty to notify such person of the change. If notice of beneficiary is not on file or if no person designated is living at the time of the Participant's death, then the Participant's estate shall be deemed to be his designated beneficiary.

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                         LEGGETT & PLATT, INCORPORATED
                         DEFERRED COMPENSATION PROGRAM

                                   EXHIBIT A
                                   ---------

                                 Cash Deferral

     Set out below are the general terms and conditions applicable to an election to defer Compensation into an obligation of the Company to pay the Deferred Compensation in cash at a later date.

     1. The Company's obligation shall be evidenced by a written agreement between the Company and the Participant.

     2. The Company's obligation shall be a mere promise by it to pay money in the future and the Participant shall have the status of a general unsecured creditor of the Company.

     3. Interest shall be paid on the Deferred Compensation from the date the Deferred Compensation would have been payable at an above market rate established by the Company's Senior Vice PresidentFinance and Administration or other officer serving as the Company's chief financial officer.

     4. At the discretion of the Committee the amount payable by the Company as respects Deferred Compensation may be determined in such alternative manner as may be proposed by the Participant.

     5. Deferred Compensation vests at the time the Participant would have been entitled to receive the Compensation but for the election to defer.

     6. The date or dates of payment of the Deferred Compensation plus accrued interest or other earnings ("Total Deferred Benefits") shall be as set out in the Participant's election form; provided, however, that the date of the initial payment of the Deferred Compensation shall not be earlier than two years after the deferral election is made or such other date as the Committee may specify. The Committee may in its discretion establish maximum deferral periods and maximum pay out periods.

     7. The Participant may elect to change the period over which the Deferred Compensation is to be paid. Only one election will be permitted except with the consent of the Committee. The election may be made only during the period beginning six months prior to the day the first payment of Deferred Compensation is to be made and ending on the 15th day before the first payment of Deferred Compensation is to be made.

     8. Upon the request of the Participant, or in the event of the disability or death of the Participant, Participant's guardian, legal representative, designated beneficiary, executor or estate, the Committee may at its sole discretion make a full lump sum payment or partial lump sum payment of unpaid vested Deferred Compensation together with any accrued interest to Participant or Participant's estate or beneficiary.

     9. Unless authorized by the Committee, the Company's obligation, as respects Deferred Compensation, may not be transferred, assigned, pledged, or hypothecated by the Participant during his lifetime.

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     10. Subject to and in accordance with the specific procedures contained in the applicable regulations under ERISA then in effect:

          a. In the event that Total Deferred Benefits are not paid to the Participant (or any beneficiary in the case of the Participant's death), and if such person believes he is entitled to receive such benefits, a claim shall be made in writing to the Committee within 60 days after written notice from the Committee denying the benefits. The claim shall be reviewed by the Committee. If the claim is approved or denied, in full or in part, the Committee shall provide a written notice of approval or denial within 90 days with, in the case of a denial, the specific reasons for the denial and specific reference to the provisions of the Program upon which the denial is based. A claim shall be deemed denied if the Committee does not take any action within such 90-day period.

          b. If a claim is denied or deemed denied under (a) above and a review is desired, the Participant (or beneficiary in the case of the Participant's death) shall notify the Committee in writing within 60 days of the receipt of notice of denial or the date on which the claim is deemed to be denied, as the case may be. In requesting a review, the claimant may review the Program or any document relating to it and submit any written issues and comments he may deem appropriate. The Committee shall then review the claim and provide a written decision within 60 days. This decision, if adverse to the claimant, shall state the specific reasons for the decision and shall include reference to specific provisions of the Program on which the decision is based. The Committee's decision on review shall be final.

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                         LEGGETT & PLATT, INCORPORATED
                         DEFERRED COMPENSATION PROGRAM

                                   EXHIBIT B
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                                    Options

     Set out below are the general terms and conditions applicable to Options pursuant to the Program. Capitalized terms have the meaning assigned to them in the Program.

1. Flexible Stock Plan, Non-Qualified Options. All Options shall be granted under the Company's 1989 Flexible Stock Plan, as amended, and shall be subject to all the terms and conditions of that plan.

     All Options shall be non-statutory options not entitled to special tax treatment under (S)422 of the Internal Revenue Code of 1986, as amended to date.

2. Option Grant Dates. Options shall be granted as of the date selected by the Committee which date shall not be later than the last day on which an election to defer Compensation could be made.

3. Option Formula. Unless the option agreement or Committee provides otherwise, the number of shares granted to any Participant shall be equal to the nearest number of whole shares determined under the following formula:

                      COMPENSATION FOREGONE     X  1.176
                      ---------------------
                       FAIR MARKET VALUE-OPTION PRICE

     "Compensation Foregone" shall mean the Compensation which the Participant elected to forgo plus the Lost Retirement Benefit Amount, if any. "Fair Market Value" shall mean the lowest per share closing price during December of the year immediately preceding the year in which the deferred Compensation would have been earned.

4. Option Price. The "Option Price" per share for each share covered by an Option shall be 20% of Fair Market Value.

5.   Limited Transferability.
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     5.1 Except as provided in Sections 5.2, 5.3 or unless otherwise allowed by the Committee, no Option or interest therein may be transferred, assigned, pledged or hypothecated by the Participant during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process and shall be exercised during the lifetime of the Participant only by him or, in the case of disability, his guardian or legal representative.

     5.2 A Participant may not transfer all or a part of the Options by way of bona fide gift without the consent of the Committee. The donee of a gift shall hold the Options subject to all the terms and conditions of the Program and the agreement evidencing the Options. A gift to a minor shall not be permitted except pursuant to the Uniform Transfers to Minors Act or similar legislation. In the event a gift is made it will be recognized by the Company only if the donor gives written notice to the Company of the gift, identifying the donee's name and address.

     5.3 Options may be transferred by will or the laws of descent and distribution.

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6.   Term of Options. Options shall have a term of fifteen years from the Grant
Date.

7. Vesting. Options shall be vested in the Participant according to a schedule provided for in each option agreement. The vesting schedule shall reasonably tie the vesting of options to the time Compensation which the Participant elected to forego would have been earned. Options not vested shall terminate immediately at the time a Participant's employment with the Company terminates for any reason.

8. Exercise of Option. Options shall be exercisable at the later of (i) 12 months after the Grant Date specified by the Committee in the Option grant or
(ii) the date the option vests. However, despite any later specified date for exercise, any vested Option shall become exercisable in full upon the death of the Participant or his total and permanent disability. No Option shall be exercisable after the expiration of its term.

     An Option may be exercised only by delivering a written notice to the Company accompanied by payment of the full option price for the shares purchased. Unless otherwise prohibited by the option agreement, such consideration may be paid by delivery of shares of Common Stock (held for at least 6 months) or a combination of cash and shares of Common Stock. Any such shares shall be valued at the fair market value of such shares on the day immediately preceding the date of exercise. Options may be exercised in full or in part for whole shares (no fractional shares will be issued) and any exercisable portion not exercised may be later exercised subject to the Expiration Date. The written notice shall specify the number of shares the Participant then desires to purchase. No shares shall be delivered in connection with the exercise of an Option unless all amounts required to satisfy tax and any other required withholdings have been paid to the Company by or on behalf of the Participant.

     If any Option has not been fully exercised on the last day of the term ("Expiration Date"), the unexercised portion of the option shall be deemed exercised on such Expiration Date. In such event, shares of Common Stock shall not be issued until the option price and any other required amounts have been paid.

     Upon the death of a Participant, his Options shall be exercisable by the person or persons entitled to do so under his will or by written designation filed with the Company, or, if the Participant shall fail to make testamentary disposition of the Options or shall die intestate, by the Participant's legal representative or representatives. All Options must be exercised prior to the end of the term. Any exercise by a representative shall be subject to the provisions of the Program.

9. Modification, Extension and Renewal of Options. The Committee shall have the power to modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any Option previously granted without the consent of the Participant.

10. No Shareholders' Rights. A Participant shall have no rights as a shareholder with respect to the shares covered by his Options until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

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